Exhibit 20.2

Deutsche Bank Trust Company Americas

Trust & Securities Services

Global Equity Services

November 10, 2011

DEPOSITARY RECEIPTS

Depositary’s Notice of Annual General Meeting of Shareholders of China Xiniya Fashion Limited:

Issue:	China Xiniya Fashion Limited / Cusip 16950W105

Country:	Incorporated in the Cayman Islands

Meeting Details:	Annual General Meeting of Shareholders of China Xiniya Fashion Limited on December 15, 2011 – 10.00 am (Local Time) at 4th floor No 33 Wang Hai Road, Ruan Jian Yuan Phase 2, Xiamen 361000, People’s Republic of China.

Meeting Agenda:	The Company’s Notice of Meeting is attached

ADR Record Date:	November 18, 2011

Ordinary: ADR ratio	4 Ordinary Shares: 1 ADR

Holders of American Depositary Receipts (ADRs) representing ordinary shares (the “Deposited Securities”) of China Xiniya Fashion Limited (the “Company”) are hereby notified of the Company’s Annual General Meeting of shareholders. A copy of the Notice of Meeting from the Company, which includes the agenda for such meeting, is attached.

For further information, please contact:

Daniel Belean

Vice President

Deutsche Bank - Depositary Receipts

Tel 212 250 6612

Fax 212 797 0327